Filed under Rule 433

File No. 333-270060-01

Final Term Sheet

April 28, 2025

Issuer:	Consumers Energy Company
Securities:	4.50% First Mortgage Bonds due 2031 (the “2031 Bonds”)
5.05% First Mortgage Bonds due 2035 (the “2035 Bonds”)
Aggregate Principal Amount Offered:
2031 Bonds:	$500,000,000
2035 Bonds:	$625,000,000
Maturity Date:
2031 Bonds:	January 15, 2031
2035 Bonds:	May 15, 2035
Coupon:
2031 Bonds:	4.50%
2035 Bonds:	5.05%
Yield to Maturity:
2031 Bonds:	4.503%
2035 Bonds:	5.097%
Spread to Benchmark Treasury:
2031 Bonds:	+67 basis points
2035 Bonds:	+87 basis points
Benchmark Treasury Security:
2031 Bonds:	3.875% due April 30, 2030
2035 Bonds:	4.625% due February 15, 2035
Benchmark Treasury Price and Yield:
2031 Bonds:	100-06 / 3.833%
2035 Bonds:	103-05 / 4.227%
Interest Payment Dates:
2031 Bonds:	January 15 and July 15
2035 Bonds:	May 15 and November 15
First Interest Payment Date:
2031 Bonds:	January 15, 2026
2035 Bonds:	November 15, 2025
Record Dates:
2031 Bonds:	January 1 and July 1
2035 Bonds:	May 1 and November 1
Public Offering Price:
2031 Bonds:	99.971% of the principal amount
2035 Bonds:	99.632% of the principal amount
Optional Redemption:
2031 Bonds:	Make-whole call at any time prior to November 15, 2030 at the Treasury rate plus 12.5 basis points and, thereafter, at par
2035 Bonds:	Make-whole call at any time prior to November 15, 2034 at the Treasury rate plus 15 basis points and, thereafter, at par

Trade Date:	April 28, 2025
Settlement Date:	May 2, 2025 (T+4)
Expected Ratings (Moody’s / S&P / Fitch):	A1 (stable) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
Co-Managers:	Fifth Third Securities, Inc.
Samuel A. Ramirez & Company, Inc.
CUSIP/ISIN:
2031 Bonds:	210518 DY9 / US210518DY98
2035 Bonds:	210518 DZ6 / US210518DZ63

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, MUFG Securities Americas Inc. toll-free at (877) 649-6848, PNC Capital Markets LLC toll-free at (855) 881-0697, U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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